Exhibit 99.1
Bravo Brio Restaurant Group, Inc. Successfully Completes its Initial Public Offering
COLUMBUS, OHIO — October 26, 2010 — Bravo Brio Restaurant Group, Inc. (“BBRG”) (NASDAQ: BBRG) today announced that it successfully completed its initial public offering of 11,500,000 shares of BBRG’s common stock at $14.00 per share, which included 5,000,000 shares offered by BBRG and 6,500,000 shares offered by certain of BBRG’s existing shareholders, including 1,500,000 shares sold to the underwriters to cover over-allotments. BBRG’s stock began trading on the Nasdaq Global Market on October 21, 2010 under the symbol “BBRG.”
Total net proceeds to BBRG from the offering, after deducting underwriter discounts and commissions and estimated offering expenses, were approximately $62.4 million. BBRG will use the net proceeds from the offering to repay indebtedness and for general corporate purposes. The selling shareholders include affiliates of three private equity firms, Bruckmann, Rosser, Sherrill & Co. Management, L.P., Castle Harlan, Inc. and Golub Capital.
Jefferies & Company, Inc., Piper Jaffray & Co. and Wells Fargo Securities, LLC acted as joint book-running managers for the offering. The co-managers are KeyBanc Capital Markets Inc. and Morgan Keegan & Company, Inc. A copy of the final prospectus related to this offering may be obtained by contacting Jefferies & Company, Inc., 520 Madison Avenue, New York, NY 10022, Attention: Syndicate Prospectus Department, or by calling toll-free 888-449-2342; Piper Jaffray & Co., Prospectus Department, 800 Nicollet Mall, Suite 800, Minneapolis, MN 55402, or by calling toll free 800-747-3924 or by email to prospectus@pjc.com; or Wells Fargo Securities, LLC, Attention: Equity Syndicate Department, 375 Park Avenue, New York, New York 10152, or by calling toll-free 800-326-5897 or by email to equity.syndicate@wellsfargo.com.
About Bravo Brio Restaurant Group, Inc.
Bravo Brio Restaurant Group, Inc. is a leading owner and operator of two distinct Italian restaurant brands, BRAVO! Cucina Italiana and BRIO Tuscan Grille. BBRG has positioned its brands as multifaceted culinary destinations that deliver the ambiance, design elements and food quality reminiscent of fine dining restaurants at a value typically offered by casual dining establishments, a combination known as the upscale affordable dining segment. Each of BBRG’s brands provides its guests with a fine dining experience and value by serving affordable cuisine prepared using fresh flavorful ingredients and authentic Italian cooking methods, combined with attentive service in an attractive, lively atmosphere. BBRG strives to be the best Italian restaurant company in America and is focused on providing its guests an excellent dining experience through consistency of execution.
Contacts:
Investor Relations
Don Duffy/Raphael Gross
(203) 682-8200
investors@bbrg.com